Exhibit 99.7

FY2009

From April 1, 2008 to March 31, 2009

Translated from Japanese

In Yen

The 54th Term Financial Statements

Taicom Securities Co., Ltd.

1-5-5 Nishi-shinsaibashi, Chuo-ku, Osaka

Business Report of the 54th Term

(From April 1, 2008 through March 31, 209)

[I. Current Status of the company]

1.	Events and their effects of the business

Japan’s economy in this term has further shown symptoms of regressions impacted by the global financial crises. All economic indicators announced since last fall have increasingly shown historical deterioration including the Industrial Production Index and corporations’ DI’s. Furthermore, as overseas economies’ deteriorations resulted in sluggish exports, Japanese economy has also turned into negative growth.

Under the circumstances, the stock market in this term began firm, towed by foreign investors’ buying and in June, 2009 the Nikkei 225 Index recorded the term high ¥14,789.44. However, after that, due to concerns of global inflation and recurring financial crises, it turned to downward trend. Especially since a U.S. major securities company, Leman Brothers went bankrupt in September credit crunches have rapidly accelerated regression of global economy. Both stock price levels and turnovers moved at lower ranges and the stock prices plummeted to below ¥7,000 temporarily at the end of last October. Nikkei 225 Index was ¥8,109.53 at the term end down by ¥4,416.01 from the previous term end.

Concerning the futures markets, it made a glaring contrast of downward trend since last summer when the observation for diminishing demand pertaining to global recession became clear. Especially in the crude oil markets, after the WTI crude oil in NY market skyrocketed to the record high of nearly $150 per barrel last July, it began to plummet and continued dropping until it reached the level of $32 per barrel at end of last year. It is characteristic that the volatility range became bigger affected by the expansion of financial crises and movements of investment funds and there seem to have been a lot of situations in which investment was refrained. As a result, the total turnover of the whole market was 46,311,000 lots (down 34.8% from the previous term), a big decrease for consecutive two terms since the previous term.

In such an environment, concerning securities business, we took actions as follows:

1. Expansion of mutual funds	Launch Date
Beat Property Income Fund	July 11, 2008
Daiwa foreign currency denominated SWF	July 22, 2008
KLD Global Climate 100 related funds (Chikyu ryoku II)	September 8, 2008
2. Nikkei 225 futures/options resumed on:	March 10, 2009

Concerning commodities business, we took actions as follows:

1. Withdrew from the TOCOM aluminum market on:	June 19, 2008
2. Relocated our Tokyo Head Quarter on:	July 22, 2008
3. Relocated our Osaka Head Quarter on:	November 1, 2008
4. Withdrew from the TGE sugar market on:	March 9, 2009
5. Relocated our Fukuoka Branch on:	March 30, 2009

In the foreign exchange margin transactions, we took actions as follows:

1. Launched the new FX Division on:	January 16, 2009

As a result, although we put efforts to improve the performance through aggressive layoffs and cutting unnecessary expenditure, developing new customers while activating the organization by majorly reorganizing the operational structure in OTC operations sections, with decreases in both the received fees and the trading profits profoundly affected by the decrease in the received fees caused by the contracted scale of futures transactions market, operating income was ¥1,074,020,000, ordinary loss was ¥696,870,000, and this term’s net loss was ¥953,790,000.

Concerning the operation in the next term, we are going to enforce the operation division for foreign exchange margin transactions, implement market expansion strategy featuring economic seminars targeting wealthy segments. As we are also going to receive business transfer of part of operating division of Avalon Shonan Securities Co., Ltd. under our Arque Orion Group, we will address the diversification of profit structure and securing stable profits including the operation division that will be transferred. Also, in the business transfer and commodities transactions of the Online Transaction division that was non-performing, we will advance rationalization of the transaction-related costs by changing it to Brokerage House and reinforce the profit structure of commodities transactions sections along with reinforcement of OTC operations department. Furthermore, in order to respond to the changing legal system, we will strive to do our business envisioning arrangement of the framework for risk management and fulfillment of framework of the legal compliance.

The operation status of Head Quarter and each branch is as follows:

(Stated in ¥1,000)

Term	Previous Term		This Term
Office	Operating income	Ratio (%)	Operating income	Ratio (%)
Head Quarter	565,341	33.6	359,977	33.6
Tokyo Branch	405,853	24.2	343,042	32.0
Nagoya Branch	171,916	10.2	87,283	8.1
Toyama Branch	189,884	11.3	138,141	12.9
Fukuoka Branch	51,371	3.1	32,473	3.0
Online Business	227,013	13.5	110,444	10.3
Akasaka Branch	68,934	4.1	-	-
Total	1,680,312	100.0	1,071,362	100.0

Note 1:  The figures calculated by excluding consumptions taxes and other taxes.

Note 2:  Akasaka Branch was closed on August 3, 2007.

2.	The status of fund raising:

(1)	Fund raising

On May 29, 2008 we allocated new shares to a third party (The total payment: ¥250,000).

On July 25, 2008 we allocated new shares to a third party (The total payment: ¥558,679,500).

3.	The status of assets, and profit & loss:

(Stated in ¥1,000)

Term	Term ending Mar. 2006	Term ending Mar. 2007	Term ending Mar. 2008	Term ending Mar. 2009
Classification	The 51st Term	The 52nd Term	The 53rd Term	The 54th Term
Operating income	5,294,780	3,712,125	1,680,312	1,074,025
Ordinary profit	-559,639	-1,220,296	-1,136,923	-696,875
Net profit	-342,545	-1,250,597	-1,721,485	-953,792
Net profit/share (¥)	-275.58	-1,006.11	-1,086.34	-137.24
Total assets	14,424,859	13,410,298	7,554,885	5,085,869
Net assets	4,099,768	2,849,171	1,776,185	1,365,055

4.	The challenges that the company should address:

(1)	Diversification of commission

a.	Strive to fulfill the services framework to cater to customer needs targeting wealthy segments

b.	Strive to resume futures, options, and margin transactions in securities business

c.	Strive to fulfill investment trust sales in securities business

d.	Strive to increase sales of foreign exchange margin transactions

(2)	Cutting unnecessary expenditure:

Thoroughly cutting expenditure attributed to squandering, adhere to the principle of smaller but better workforce through thoroughly training employees and by speeding up responses and decision making, without leaving the essence of corporate management

(3)	Plans for the next term:

a.	Execute the business strategies responding to Financial Instruments and Exchange Law

b.	Establish profitability in securities business

c.	Fulfill the internal control system

d.	Fulfill the management system concerning legal compliance

5.	Major business contents:

We have commission operations with the following commodity exchanges and securities exchange.

Name of exchange	Listed commodity	Location
Tokyo Commodity Exchange	Rare metals, rubber, oil	Chuo-ku, Tokyo
Tokyo Grain Exchange	Grains	Chuo-ku, Tokyo
Central Japan Commodity Exchange	Oil	Naka-ku, Nagoya
Osaka Securities Exchange	Securities, futures, options	Chuo-ku, Osaka

Note 1:  We withdrew from the aluminum market in Tokyo Commodity Exchange as of June 19, 2008.

Note 2:  We withdrew from the sugar market in Tokyo Grain Exchange as of March 9, 2009.

6.	Status of major offices and workforce:

(1)	Major offices

Name	Location
Osaka Head Quarter	1-5-1 Nishi-shinsaibashi, Chuo-ku, Osaka
Tokyo Head Quarter	2-1-12 Shibuya, Shibuya-ku, Tokyo
Nagoya Branch	3-23-8 Marunouchi, Naka-ku, Nagoya
Toyama Branch	6-24 Shin-sakuramachi, Toyama
Fukuoka Branch	2-10-12 Hakata Eki-mae, Hakata-ku, Fukuoka

Note 1:  Tokyo Head Quarter was relocated as of July 22, 2008.

Note 2:  Osaka Head Quarter was relocated as of November 1, 2008.

Note 3:  Fukuoka Branch was relocated as of March 30, 2009.

(2)	Status of employees

Workforce	From the previous term	Average age	Average tenure
Males: 79	-11	42.5	11 yrs. 6 ms.
Females: 15	-3	34.6	7 yrs. 6 ms.
Total: 94	-14	41.2	10 yrs. 11ms.

Note: The major factor to decreases in the workforce is mid-term resignation.

7.	Major lender and loan amount

Lender	Loan amount
BIC Co., Ltd.	¥350,000,000

8.	Policy concerning exercising authority if provided by articles of incorporation that the Board of Directors should determine dividends of surplus (Corporation Law Article 459:1)

The company has not provided that the Board of Directors should determine dividends of surplus in the articles of incorporation.

[II. Items concerning shares]

1. The total number of authorized shares:	64,560,000 shares

2. The total number of outstanding shares:	common shares	0 shares
Class A shares	1,000 shares
Class B shares	6,948,750 shares

3. The number of shareholders at the end of this term:

Common shareholder	0
Class A shareholder	1
Class B shareholders	7

4. The names of major shareholders:

Common shareholder

Name of shareholder	The number of shares	Investment ratio
N/A	-	-

Class A shareholder

Name of shareholder	The number of shares	Investment ratio
Ning Michael Chen	1,000	100.00%

Class B shareholders

Name of shareholder	The number of shares	Investment ratio
Ning Michael Chen	5,477,192	78.8%
IA Global, Inc.	971,458	14.0%
Taicom Securities, Co., Ltd.	314,100	4.5%
Goda Ltd.	155,700	2.2%
Taicom ESOP	26,625	0.4%
Katsunobu Hoshida	2,025	0.0%
Yasuo Okamura	1,650	0.0%

Note 1:	The total number of authorized shares was changed from 2,152,000 shares to 64,560,000 shares on May 27, 2008.

Note 2:	As of May 27, 2008, each of the common shares that were exhibited or recorded as owned by the shareholders on the final list of shareholders, were split into three shares.

Note 3:	The name of the company’s shares issued and outstanding as of May 28, 2008 was changed to Class B shares.

Note 4:	On May 29, 2008 new shares were allocated to a third party, and Class A shares were increased by 1,000 shares.

Note 5:	On July 25, 2008 new shares were allocated to a third party, and Class B shares were increased by 1,389,750 shares.

[III. Items concerning warrants and the like]

Not applicable.

[IV. Items concerning Directors]

(Table 1) Board of Directors and Auditor

Position	Name	Duties
Representative Director/President	Katsunobu Yoshida
Director	Ning Michael Cheng	Part-time
Director	Yasuhiro Kawate	Internal compliance officer
Director	Mitsuaki Sasaoka
Auditor	Kuwabara Audrey Mari	Part-time

Note 1:  Ning Michael Chen was appointed to be a Director as of June 26, 2008.

Note 2:  Kuwabara Audrey Mari was appointed to be an Auditor as of June 26, 2008.

Note 3:  Yasuo Okamura resigned his position as Director as of June 26, 2008.

Note 4:  Saburo Shiroiwa resigned his position as Director as of June 26, 2008.

Note 5:  Masaru Takayama resigned his position as Director as of June 26, 2008.

Note 6:  Kazuko Kitamura resigned her position as Auditor as of June 26, 2008.

Note 7:  Yutaka Nishida resigned his position as Auditor as of June 26, 2008.

Note 8:  Mistuo Aota resigned his position as Auditor as of June 26, 2008.

Note 9:  Ysuhiro Kawate was appointed to be a Director as of August 1, 2008.

(Table 2)  Representatives of other corporations

Classification	Name	Name of company concurrently served	Concurrent position	Comment
Director	Ning Michael Chen	Avalon Shonan Securities Co., Ltd.	Representative Director
		Arque Orion Co., Ltd.	Representative Director
		Arque Orion Winter Skies Ltd.	Representative Director
		Arque Capital Ltd.	Representative Director
		Arque & Co., Inc.	Representative Director

(Table 3)  Total compensation for Directors and Auditors

	Director		Auditor		Total
Classification	Paid to	Payment amount	Paid to	Payment amount	Paid to	Payment amount
Compensation Based on Articles of incorporation or General Shareholders’ Meeting	Directors 7	(¥) 37,330,000	Auditors 3	(¥) 4,050,000	people 10	(¥) 41,380,000

[V. Situation of Accounting Auditor]

The name of Accounting Auditor: Kagayaki Audit Corporation

Note 1:  Auditing Corporation Ohtemon Accounting Firm resigned as Accounting Auditor as of June 26, 2008.

Note 2:  Kagayaki Audit Corporation assumed Accounting Auditor as of August 1, 2008.

[VI. Concerning the arrangement of framework to ensure fair business practices]

1.	Framework to ensure that directors execute their duties complying with laws and the articles of incorporation

The company has overviewed decision making of management policy in the Board meetings and execution of duties by Directors. It ensures the framework for compliance to laws and the articles of incorporation by continuing to overview execution of duties by Directors through discussions and reports in the Board meetings. Also, it aims at more accurate framework for execution of duties by holding Board meetings as appropriate, not limited to the regular Board meetings.

2.	Framework for the safekeeping and controlling of information concerning execution of duties by directors

Information concerning execution of duties by Directors, e.g. the minutes of the Board meetings and management meetings, should be documented without delay and reviewed to verify the contents, then duly stored and controlled at the Head Quarter pursuant to relevant regulations and the like with caution for leak of confidentiality.

3.	The regulation and framework for crisis management against loss

The company strives to eliminate various risks by holding management meetings and forming a project team as necessary to duly discuss the execution plans for material matters. In order to quickly respond to diversifying risks and changes to relevant laws and others, it arranges a companywide risk management framework by formulating or modifying various internal regulations for supervising its Directors and employees’ compliance to them.

4.	Framework to ensure that directors execute their duties efficiently

Aiming at quick alignment across Management and employees by rules of Board meetings, regulations for authorities, regulations for job descriptions, and other regulations, it has arranged framework to enable efficient execution of duties. It will continually review these rules and regulations and strive to arrange more efficient business environment.

5.	In the case that the Auditor request an employee to support its duties, items concerning the said employee and its independence from the Directors

The company can place a section to support the Auditor’s duties as necessary. It also places any number of dedicated employees to specialized departments. The specialized departments should be independent from the Board of Directors and moving the employees from the departments require the Auditor’s consent in advance.

6.	Framework concerning reports to the Auditor including Directors’ and employees’ reports to the Auditor

Directors, if a fact to impact the company remarkably has occurred or may occur, should soon report it to the Auditor. The Auditor should regularly attend the Board meetings and other important meetings and receive reports. Also, if the Auditor asks a question or request information, Directors and employees should soon respond to it.

7.	Framework to ensure that the Auditor effectively practices auditing

The Auditor can have a report from the accounting auditor as necessary.

The 54th Term Annexed Detailed Statement concerning Business Report

1.	Details on situation of our Director as concurrent executives of other companies

Please refer to (Table 2) Representatives of other corporations on page 9 of the Business Report.

2.	Details on transactions with contradicting interests between the company’s Directors or the controlling shareholder

1)	Details on a transaction between Directors or Auditor

(Stated in yen)

Classification	Name	Description	BOP balance	Increased amount	Decreased amount	EOP balance
Auditor	Kuwabara Audrey Mari	Short loan	0	3,000,000	0	3,000,000

2)	Details on a transaction between the controlling shareholder

A.	Details on debt

Name	Description of transaction	BOP balance	Increased amount	Decreased amount	EOP balance
Ning Michael Chen	Down payment	0	40,457,800	0	40,458,800

B.	Details on transactions

Classification	Operating transaction		Non-operating
Holding company	Operating income	Operation expenses	transaction
N/A	(¥)	(¥)	(¥)

BALANCE SHEET

as of March 31, 2009

					Stated in Yen
ASSETS			LIABILITIES
Current Assets		4,087,969,392	Current Liabilities		3,492,909,385
Cash and deposits		894,730,566	Margins received		2,586,071,423
Cash	456,772		Cash	2,391,066,923
Deposits	767,640,092		Securities allocated as margin	195,004,500
Liability reserve for commodity trading	126,633,702		Customers’ deposits		79,721,905
Deposited money		138,000,000	Margin deposits for currency trading		139,726,704
Cash segregated in deposit for customers	77,000,000		Short-term loans payable		350,000,000
Segregated cash held in trust	1,000,000		Current portion of bonds payable		130,000,000
Other deposited money	60,000,000		Accrued income taxes		8,014,104
Accounts due from customers		25,186,789	Other current liabilities		199,375,249
Guaranty deposits		1,708,260,595
Margins	1,708,260,595		Long-term Liabilities		123,721,299
Securities in custody		195,004,500	Long-term loans payable		0
Securities deposited to exchanges	194,020,500		Bonds		0
Securities in hand	984,000		Reserve for retirement benefits		85,803,515
Variation margins of futures markets		604,162,200	Other long-term liabilities		37,917,784
Variation margins of currency markets		48,706,504
Other current assets		474,055,282	Legal Reserves		104,184,216
Allowance for doubtful accounts		-137,044	Liability reserve for commodity trading		82,397,802
			(Commodity Exchange Act, art. 221)
Fixed Assets		997,900,512	Reserve for securities transaction liabilities		21,786,414
Tangible fixed assets		54,744,735	(Securities and Exchange Law, art46:5)
Buildings and structures	17,695,980
Equipment	37,048,755		Total Liabilities		3,720,814,900
Intangible fixed assets		70,563,631
Software	49,305,019
Telephone subscription right	21,258,612		Shareholders’ Equity		1,365,055,004
Investments and other assets		872,592,146	Capital stock		1,475,339,750
Investment securities		370,076,471	Capital surplus		421,463,359
Securities held in custody	370,076,471		Legal capital surplus	421,463,359
Investments		18,100,000	Retained earnings		-515,479,705
Investments in exchanges	6,100,000		Legal retained earnings	155,375,000
Membership fee to exchange	12,000,000		Voluntary retained earnings	-670,854,705
Long-term guaranty deposits		380,740,394	General reserve	4,090,000,000
Guarantee funds	7,700,000		Retained earnings brought forward	-4,760,854,705
Clearing funds	288,683,172		Treasury shares		-16,268,400
Other guaranty deposits	84,357,222
Long-term prepaid expenses		102,691,872	Total Shareholders’ equity		1,365,055,004
Long-term loan		8,500,000
Other investments		1,107,099,507
Long-term accounts receivable from customers	158,411,888
Long-term accounts receivable	926,687,619
Other investments	22,000,000
Allowance for doubtful accounts		-1,114,616,098

Total Assets		5,085,869,904	Total Liabilities and Shareholders’ Equity		5,085,869,904

INCOME STATEMENT

from April 1, 2008 to March 31, 2009

		Stated in Yen
Account title	Amount	Total
Operating Income-
Commissions received (Commodity)	782,395,969
Commissions received (Securities)	132,686,435
Commissions received (currency)	17,938,000
Gains from commodity futures transactions	74,978,100
Gains from securities transactions	57,077,540
Gains from currency transactions	6,286,204
Financial revenue	2,662,824	1,074,025,072
Operating Expenses-
Floor brokerage, communication and other transaction-related costs (Commodity)	54,445,051
Floor brokerage, communication and other transaction-related costs (Securities)	36,051,509
Floor brokerage, communication and other transaction-related costs (currency)	502,889
Cost of sales	90,999,449
Selling and general expenses	1,706,944,368
Financial expenses	25,991,751	1,823,935,568
Operating Loss		749,910,496
Non-operating Income and Loss
Received dividends	40,000
Others	77,565,442	77,605,442
Non-operating Expenses
Others	24,570,902	24,570,902
Ordinary Loss		696,875,956
Extraordinary Profit
Compensation for evacuation of Osaka Head Quarter	220,000,000
Reversal of liability reserve for commodity trading	66,835,900	286,835,900
Extraordinary Loss
Loss on sales of fixed assets	76,297,065
Loss on retirement of fixed assets	30,975,560
Impairment loss on IA Global, Inc. stock	430,941,500
Provision for reserve for securities transaction liabilities	23,854	538,237,979
Net Loss before Income Taxes		948,278,035
Corporate, residential, and business taxes		5,514,000
Net Loss		953,792,035

Notes to Financial Statements

1. Notes concerning the going concern

The company has booked operating loss, ordinary loss, and net loss for consecutive 5 terms, and also as of the end of this term its capital adequacy ratio provided by Financial Instruments and Exchange Act was below 140%. Furthermore, as it was below 120% as of April 30, 2009 against Article 46:6-2 of the Act, there is a situation from which material doubts about the going concern can be derived, and at this point, material uncertainty about the going concern is recognized.

The company has planned to increase the capital through of diversification of commission business and cutting unnecessary expenditure, and allocating of new shares to a third party.

The financial documentation and other annexed detailed statements have been prepared with the presumption of going concern and impact by the uncertainty about the going concern is not reflected on the financial statement.

2. Notes concerning material accounting policies

(1) The valuation standards and methods for assets:

(1)	The valuation standard and method for inventories:

Inventory held for the purpose of conventional sales:

The valuation standard is by cost method using periodic average method (devaluation of book value due to the deteriorated profitability).

(Additional information)

Concerning the inventories held for the purpose of conventional sales, “Accounting standards concerning the inventory valuation” (announced on July 5, 2006 by Accounting Standards Board of Japan: Corporate Accounting Standards No. 9) were introduced starting this fiscal year. Concerning the valuation standards, the methods have been changed from cost method using periodic average method to cost method using periodic average method (devaluation of book value due to the deteriorated profitability).

(2)

The valuation standard and method for securities: Market method for trading securities; Other securities: Market method for marketable securities; Cost method by periodic average method for non-marketable securities

The variance of the other securities is reported as a component of shareholders’ equity.

The valuation of the securities in custody received as substitute securities for margins for futures is based on the allocation prices provided in Regulations for Enforcement of the Commodity Exchange Act Article 39. The allocation prices of major securities are as follows:

Interest-bearing government bond: 80% of the nominal value

Bond (Listed issues): 65% of the nominal value

Share certificate: (Listed in the First Section): 70% of the market value

Warehouse receipt: 70% of the market value

(3)	The valuation standard and method for derivatives: Market method

(2) The depreciation method for fixed assets:

(1)	The depreciation method for tangible fixed assets:

Useful life and residual value, the bases of depreciation, are in accordance with the same standard provided in Corporate Tax Law. Declining balance method is adopted for depreciation. (Straight line method, however, is adopted for the buildings (except auxiliary facilities attached to buildings) acquired on April 1, 1998 or later.

(2)	The depreciation method for intangible fixed assets:

Straight line method based on the usable time (5 years) of software (for internal use)

(3)	Lease assets:

Lease assets involved in financial lease transaction excluding transfer of ownership;

With durable years as lease period, straight line method in which the residual value is zero, is adopted. However, of the financial lease transactions excluding transfer of ownership, lease transactions whose initial date of the lease is on or before March 31, 2008, are processed by accounting procedure in accordance with conventional lease transactions.

(3) Exchange standards for foreign currency assets and changing liabilities into Japanese currency

Debts in foreign currencies have been exchanged to Japanese yen at the spot exchange rates ending the term, and the translation gaps have been absorbed in the gains/losses.

(4) Recording standards for allowances and reserves:

(1)	Recording method for allowance for doubtful accounts:

In order to make provision for losses of trade credits and others, estimated irrecoverable amount is recorded using the actual percentage of credit losses for general claims, and by examining recoverability individually for particular claims with default possibility and the like.

(2)	Recording method for reserve for bonuses:

The estimated payment amount for the future is stated for bonus to employees.

(3)	Recording method for reserve for retirement benefits:

In order to make provision for retirement benefits for employees, the estimated liabilities for retirement benefits at the end of the term is stated.

(4)	Recording method for liability reserve for commodity trading:

In order to make provision for losses from incidents in commodity futures, based on the provision of Commodity Exchange Act 221, the amounts stipulated in the Regulations for Enforcement of the Act.

(5)	Recording method for reserve for securities transaction liabilities:

In order to prepare for incidents in securities transactions, based on the provision of Financial Instruments and Exchange Law 46-5, the amounts stipulated in the Cabinet Office ordinance.

(5) Other major fundamentals for preparing accounting documents:

(1)	Accounting Principle for consumption taxes and others:

Consumption tax and local taxes are not included in the statements.

(6) Major changes in accounting policies:

Application of accounting standards concerning lease transaction:

Except for finance lease transactions in which the ownership of the leased property is transferred to the lessee, accounting procedures in accordance with those concerning regular lease transactions were formerly applied, however, starting this fiscal year, “Accounting standards concerning lease transactions” (Corporate Accounting Standard No. 13 , June 17, 1993 (First Council on corporate accounting), amended on March 30, 2008) and “Application guide for accounting standard concerning lease transactions” (Corporate Accounting Standards Application Guide No.16 (January 18, 1994) (Council on accounting system, The Japanese Institute of CPA) amended on March 30, 2008) are applied and thus accounting is process in accordance with the procedures concerning conventional sales/purchases.

This change has minor impact.

3. Notes concerning Balance Sheet

(1) Cumulative amount of depreciation concerning assets

Cumulative amount of depreciation of tangible fixed assets	72,630,719 yen

(2) Liability concerning the assets and security pledged as collateral

(1)	Assets in pledge

Breakdown of the assets in pledge

Deposits	50,000,000 yen

Breakdown of the responding liability

Pursuant to the stipulation of the regulations for enforcement of the Commodity Exchange Act 98-1-4, the secured payment amount in subrogation by the Consignor Protection Fund

200,000,000 yen

(2)	Deposited assets

The following assets have been deposited as margins with Japan Commodity Clearing House:

Securities in custody	194,020,500 yen
Margin deposits	1,780,260,595 yen
(3)	Segregated accounts

Based on the stipulation of Commodity Exchange Act 210, the amount of property for security to be segregated is 100,185,000 yen. The amount of the consignor’s assets for preservative measures pursuant to the regulations for enforcement of the Act 98 is 201,000,000,000 yen.

(3) The unsecured accounts receivable of the accounts receivable and the long-term accounts due from consignors is 168,855,235 yen. 157,427,888 yen was allocated as allowance for doubtful accounts for the said unsecured accounts receivable.

(4) Consignors’ variation margins for futures is the net gains/losses derived from the gap between the agreed prices and the market prices at the term end settlement concerning the consignors’ unsettled amount, which is the amount settled between Japan Commodity Clearing House. This amount has been reached by totaling all the consignors’ gains and losses from each commodity with each Commodity Exchange by each Commodity Exchange.

(5) Claims or debts to affiliated companies

(1)	Short-term claims	317,886,259 yen
(2)	Long-term claims	12,549,180 yen

(6) Claims or debts to Directors and Auditor

(1)	Short-term claims	43,461,910 yen

4. Notes concerning Income Statement

Volume of business with affiliated companies

Operating income	110,890.959 yen
Operating expenses	22,390,172 yen

5. Notes concerning Statement of Changes in Net Assets

(1) The number of shares outstanding as of the end of this business year

Common shares	0 shares
Class A shares	1,000 shares
Class B shares	6,948,750 shares

(2) Treasury shares as of the

Common shares	0 shares
Class A shares	0 shares
Class B shares	314,100 shares

The increase in the number of shares outstanding during this term

May 27, 2008: Share split: 1 common shares split into 3 common shares

May 28, 2008: Common shares issued and outstanding changed to Class B shares

May 29, 2008: Allocation of new shares to a third party

The number of shares issued: 1,000 Class A shares at the issue price: 250 yen

July 25, 2008 : Allocation of new shares to a third party

The number of shares issued: 1,389,750 Class B shares at the issue price: 402 yen

6. Notes concerning the fixed asset by lease

(1) The equivalent values to acquisition cost, accumulated depreciation, and the residual value at the end of the term

7. Notes concerning transactions with related parties

(Additional information)

Starting this fiscal year, as announced on October 17, 2006, “Accounting standards concerning disclosure of related parties” (Corporate Accounting Standard No. 11, Council on Corporate Accounting Standards) and “Application Guidance of Accounting Standards concerning disclosure of related parties” (Corporate Accounting Standard application guide No. 13, Council on Corporate Accounting Standards) were applied.

(Stated in yen)

Note 1. The table above represents the status as of March 31, 2009.

Note 2. The other deals with small volumes are not shown.

8. Notes concerning the per share information

Net asset value per share	205.72 yen
Net loss per share	148.79 yen

9. Notes on contingent liabilities

One of our consignors Mr. Kato, Toshio, litigated the company for damages of 791,050,000 yen based on his claims that it violated the principle of conformity and its discretionary trading and so forth.

We consider that we are not obliged to pay the damages since the trading is based on a consignor’s will. We will thus take a course of actions to claim our legitimacy and fight in the court.

10. Notes on post-term events

The company received the business transfer of “Investment consultant division as part of Type 1 Financial Instruments Business” from Avalon Securities Co., Ltd. on June 12, 2009, and its “Private Client Division as part of Type 1 Financial Instruments Business” on June 26, 2009. The payment amount for the value for both is 35,000,000 yen.

As the company transferred its “business of accepting consignment of online commodity transactions” to DotCommodity, Inc. on April 28, 2009, the value will be paid in the future.

The 54th Term Annexed Detailed Statement concerning calculation documents

1. Common exhibits

1. Details of tangible and intangible fixed assets

(Stated in yen)

Note: The decrease in the value of the land is due to its selling.

2. Details of allowances

(Stated in yen)

Note 1: The amount shown as “Others” of the “Decrease” in Allowance for doubtful accounts is the reversal amount by re-evaluation.

Note 2: The amount shown as “Others” of the “Decrease” in Liability reserve for commodity trading is the reversal amount based on the approval of the Commodity Futures Association of Japan.

3. Details of Sales and General Administration Expenses

Audit Report by Independent Auditor

June 25, 2009

To: Board of Directors

       Taicom Securities, Co., Ltd.

Kagayaki Audit Corporation

Representative

Certified Public Accountant Yasunori Mihara   Seal

Managing member

Representative

Certified Public Accountant Takashi Okumura  Seal

Managing member

We as auditing firm, pursuant to the provisions by Article 436, Section 2-1 of Companies Act, audited the accounting documents i.e. Balance Sheet, Income Statement, Statement of Changes in Net Assets, Notes to Financial Statements, and the Annexed Detailed Statements for the 54th business year from April 1, 2008 to March 31, 2009 of Taicom Securities, Co., Ltd. Preparation of these accounting documents and the annexed detailed statements was the responsibility of management of Company.

We as auditing firm conducted auditing based on the auditing standards that are generally accepted as fair and appropriate in Japan except for the items below. The auditing standards require us auditing firm to obtain reasonable assurance that the accounting documents and the annexed detailed statements have material false exhibits. Auditing is basically conducted by inspection and it includes examining the representation of the accounting documents and the annexed detailed statements as a whole including assessing the accounting principles and procedures adopted by Management and the estimates by Management.

Note:

As described in the Notes concerning the going concern, the company has booked operating loss, ordinary loss, and net loss for consecutive 5 terms, and also, its capital adequacy ratio provided by Financial Instruments and Exchange Act was below 140% at the term end; furthermore, as it was below 120% as of April 30, 2009, against Article 46:6-2 of the Act, there is a situation from which material doubts about the going concern can be derived, and at this point, material uncertainty about the going concern is recognized.

The company is planning responsive measures, e.g. business plans through the end of the next term, however, as it has planned the allocations of new shares to third parties with undetermined parties and the sales estimates of investment securities that are lacking rationales in the said measures, these measures are extremely inadequate; a considerable possibility is considered to exist that the company is not met with the benchmark of suspension of all or part of business based on the capital adequacy ratio provided by Financial Instruments and Exchange Act, however, no measures in case it should fall into the said situation, has been presented. Therefore, we as auditing firm could not obtain reasonable ground on which we could issue our opinion on the accounting documents and the annexed detailed statements.

We as auditing firm, considering the gravity of the impact on the accounting documents and the annexed detailed statements above, do not issue our opinion on the property or the profits/loss during the period that the said accounting documents and the annexed detailed documents are concerned.

There is no interest among the company, us auditing firm, or execution staff to describe pursuant to the stipulation of CPA Act.

The end.

Audit Report

I as auditor audited the directors’ performance of their duties during the 54th business year from April 1, 2008 to March 31st, 2009, and hereby report on the audit procedures and results as follows:

1.	The procedures and contents of the audit

The auditor, by communicating with directors, the internal audit section, and other employees, engaged in collecting information and maintaining the environment for audit, as well as attended the Board meetings and other important meetings, received reports on directors’ performance of their duties from the directors and other managers, requested explanations as necessary, read the documents concerning important decisions and the like, and investigated the status of the business and property at the head quarters and major offices. Based on these procedures, I examined the business report and the annexed detailed statements concerning the said business year.

Furthermore, I monitored and examined whether or not the accounting auditor maintains its independent standpoint, and also duly conducts audit, as well as received the reports on the performance of its duties, and requested explanations as necessary.

As the accounting auditor notified us that they are preparing the “System to ensure that the duties are duly performed” (provided in the items under Article 159 of Corporate Accounting Rules) in accordance with “Standards for Quality Control concerning Audit” (issued by Corporate Accounting Council, October 28, 2005), we requested explanation as necessary. Based on these principles, we examined the accounting documents (Balance Sheet, Income Statement, Statement of Changes in Net Assets, and the Notes of Financial Statements) and the annexed detailed documents concerning the said business year.

2.	Results of Audit

(1) Results of audit concerning the business report and others

1.	I acknowledge that Business Report and the annexed detailed statements fairly represent the status of the company in accordance with the laws of Japan and the Articles of Incorporation of the company.

2.	I acknowledge that there were no serious material facts of dishonest activities or violations of any laws or the company’s Articles of Incorporation by any of the directors in performing their duties.

(2) Results of audit concerning accounting documents and the annexed detailed statements

We acknowledge that the procedures and results of the audit by auditing firm Kagayaki Audit Corporation as independent accounting auditor are appropriate.

June 26, 2009

Taicom Securities, Co., Ltd.

Auditor	Mari Audrey Kuwabara	Seal